Exhibit 99.1

The Trade Desk Announces Tahnil Davis as Interim Chief Financial Officer

The Company also reaffirms its Fourth Quarter guidance, Announces Date of Fourth Quarter 2025

Financial Results and Conference Call

Ventura, CA – January 26, 2026 – The Trade Desk, the world’s leading independent advertising technology company, today announced the appointment of Tahnil Davis as Interim Chief Financial Officer (CFO), effective January 24, while the Company conducts a search for a permanent successor. Davis currently serves as the company’s Chief Accounting Officer and has been with The Trade Desk for nearly 11 years. She succeeds Alex Kayyal. Davis will report to Jeff Green, The Trade Desk’s CEO and Co-Founder.

Davis brings deep expertise in financial management across domestic and international markets, with extensive experience in high-growth software and internet services companies. Throughout her tenure at The Trade Desk, she has played a critical role in building the company’s financial and operational infrastructure and supporting corporate governance.

“Tahnil is an exceptionally strong operator and leader who understands our business inside and out,” said Green. “Her combination of financial rigor, strategic insight, and hands-on execution has been instrumental in helping us build a finance organization that can support our next phase of growth. I look forward to our continued partnership as we continue to execute against our strategic priorities.”

Fourth Quarter 2025 Guidance

For the fourth quarter of 2025, The Trade Desk reaffirms the financial guidance given on November 6th, 2025 and continues to expect:

•	Revenue of at least $840 million

•	Adjusted EBITDA of approximately $375 million

The Company is in the process of finalizing its results of operations for the fourth quarter and fiscal year ended December 31, 2025.

The Company has not provided guidance for GAAP net income or reconciliation of Adjusted EBITDA guidance to net income, the closest corresponding U.S. GAAP measure, because net income guidance is not available without unreasonable efforts on a forward-looking basis due to the variability and complexity with respect to the charges included in the calculation of this GAAP measure; in particular, stock-based compensation, tax-related items and other non-recurring items not indicative of ongoing operating performance. The Company expects the variability of the above charges could have a significant and potentially unpredictable impact on our future U.S. GAAP financial results.

Date of Fourth Quarter and Fiscal Year 2025 Financial Results and Conference Call

The Trade Desk expects to release financial results for the fourth quarter and fiscal year ended December 31, 2025 after the market closes on Wednesday, February 25, 2026. The Trade Desk will host a webcast and conference call to discuss fourth quarter and fiscal year financial results at 2:00 P.M. Pacific Time.

Webcast and Conference Call Details

•	When: February 25, 2026 at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time).

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Webcast: A live webcast of the call can be accessed from the Investor Relations section of The Trade Desk’s website at http://investors.thetradedesk.com/. Following the call, a replay will be available on the company’s website.

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Dial-in: To access the call via telephone in North America, please dial 888-506-0062. For callers outside the United States, please dial 1-973-528-0011. Participants should reference the conference call ID code “159997” after dialing in.

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Audio replay: An audio replay of the call will be available beginning about two hours after the call. To listen to the replay in the United States, please dial 877-481-4010 (replay code: 53520). Outside the United States, please dial 1-919-882-2331 (replay code: 53520). The audio replay will be available via telephone until March 4, 2026.

Use of Non-GAAP Financial Information

Included within this press release is the non-GAAP financial measure of Adjusted EBITDA that supplements the Condensed Consolidated Statements of Operations of the Company prepared under generally accepted accounting principles (“GAAP”). Adjusted EBITDA is net income before depreciation and amortization expense; stock-based compensation expense; interest income, net; and provision for income taxes. This non-GAAP measure is not meant as a substitute for GAAP, but is included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash-generating capacity. Management believes this non-GAAP measure allow investors to evaluate the Company’s financial performance using some of the same measures as management. However, non-GAAP financial measures should not be regarded as a replacement for or superior to corresponding, similarly captioned, GAAP measures and may be different from non-GAAP financial measures used by other companies.

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate, including statements relating to , the Company’s financial targets, such as revenue and Adjusted EBITDA, and the timing of the Company’s release of earnings for the quarter and year ended December 31, 2025. When words such as “believe,” “expect,” “anticipate,” “will,” “outlook” or similar expressions are used, the Company is making forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give readers any assurance that such expectations will prove correct. These forward-looking statements involve risks, uncertainties and assumptions, including those related to the Company’s ability to maintain and grow its client base and spend through its platform and related offerings, which makes it difficult to evaluate the Company’s business and prospects, the market for programmatic advertising developing slower or differently than the Company’s expectations, the demands and expectations of clients and the ability to attract and retain clients. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond the control of the Company. These are disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent Form 10-K and any subsequent filings on Forms 10-Q or 8-K, available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend to update any forward-looking statement contained in this press release to reflect events or circumstances arising after the date hereof.

Investors

Jake Graves

Sr. Investor Relations Manager

The Trade Desk

ir@thetradedesk.com

Media

Melinda Zurich

VP, Communications

The Trade Desk

melinda.zurich@thetradedesk.com